Press Release	Source: AFV Solutions Inc.

AFV Solutions Inc. Announces Appointment of Jeffrey Groscost as President

Wednesday July 13, 8:00 am ET

MESA, Ariz.--(BUSINESS WIRE)--July 13, 2005--AFV Solutions Inc. (OTCBB: AFVS - News), a provider of alternative fuel vehicle conversion kits, announced today the appointment of Jeffrey Groscost as AFVS' president, effective immediately. Groscost brings a unique set of skills and valuable experience to help grow AFVS into a world-class company offering what it believes to be industry-leading solutions in the fast growing alternative fuel industry.

"I'm thrilled to be joining AFV Solutions as the new president," said Groscost.

"Groscost has a tremendous amount of experience in both the political and business arenas and is a leading thinker on alternative fuel solutions. His experience and industry expertise adds breadth and depth to our company. This announcement marks a significant milestone for AFV's continued growth and strategic direction," said Rosemary Williams, outgoing president and current chairman of the board.

Groscost served in the Arizona House of Representatives from 1993 until he was term limited out in 2001. As a legislator he served as majority whip, chairman of the tax writing, House Ways and Means committee, and from 1997 to 2001 Groscost served as the youngest speaker of the house in the United States. While serving as speaker, Groscost presided over the sixth largest agency in the state (legislative operations as a budget unit), and was recognized for making the House of Representatives more accessible for the general public and more user friendly and efficient for its members.

Groscost has been recognized for several areas of expertise as a legislator. Receiving local and national honors and accolades for his work in launching the concept of charter schools, bringing competition to the electric industry through deregulation and for working for cleaner air and energy independence through the use of alternative fuels for transportation. Groscost has lectured extensively, testified before Congress, and received numerous awards in each of these areas.

Since leaving the legislature, Groscost has worked as a consultant with a focus on political, campaign and public relations. He has worked on behalf of Wal-Mart, Banner Health, Target, Vestar, Harkins Theatres, SRP, The Disney Heirs trust, State School Superintendent Tom Horne, State Treasurer David Petersen, United States Sen. John McCain, and many others.

Groscost is active in his community, serving as a member of the board of directors for the Mesa United Way, The Grand Canyon Council of the Boy Scouts of America and the Mesa Southern Little League. He is also chairman of the board for the Navajo Code Talker Memorial Foundation, chairman of the District 18 Republican Party, and serves on the Mesa Community College Commission on Excellence.

Groscost lives in Mesa, Ariz., with Dana, his wife of 21 years, and their six children.

About AFV Solutions Inc.

AFV Solutions designs, manufactures and distributes high-performance, low emissions engine fuel systems that allow the use of propane gas in engines that were originally built to be powered by gasoline or diesel. AFV offers an affordable, proven system to cut fuel costs and reduce population ideally for fleet vehicles. AFV's patent pending technology uses a propane conversion kit to retrofit fleet vehicles in an affordable efficient manner.

There are two significant factors underlying AFV's market opportunity: the rising cost of gasoline and diesel fuel and federal regulation. Natural gas or propane is priced on a per equivalent gallon basis. Importantly, reduced vehicle maintenance costs with extended engine life, oil changes every 15,000 miles, and 130 octane gives equal miles per gallon as gasoline. In several states, credits of up to 50% are available for equipment costs of set conversion costs that typically run $2,000 to $4,000 per vehicle.

Natural gas or propane has superior emissions performance including 98% less carbon monoxide than typical cars or trucks, 65% less nitrogen oxide emissions, 85% less reactive hydrocarbon emissions, and no sulfur dioxide or particulate emissions.

In 1992, Congress passed the Energy Policy Act (EPAct) to reduce dependency on imported petroleum. Both Presidents Clinton and George W. Bush have since reaffirmed EPAct. EPAct mandates that 75% of all fleet vehicles must operate on some form of alternative fuel source. For additional information on AFV Solutions Inc., please visit http://www.afvsolutions.com.

Forward-Looking Statements: The statements in this press release regarding the appointment of Groscost, benefits of Groscost's appointment, Groscost's ability to grow AFV's business, AFV's ability to enter the alternative fuel industry, AFV's ability to diversify its operations, future opportunities and any other effect, result or aspect of the appointment of Groscost and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to seeking investment and joint venture candidates, the viability of the alternative fuel industry, ability of AFV to successfully compete in the alternative fuel industry, access to corporate financing, costs, delays, and any other difficulties related to AFV's business plan, risks, and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the United States Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

AFV Solutions
Greg Page, 310-770-0310
pageassetmanagement@yahoo.com

Source: AFV Solutions Inc.